FIRST AMENDED SCHEDULE B

TO THE CUSTODY AGREEMENT

FUND PORTFOLIOS

JOHCM INTERNATIONAL SELECT FUND

JOHCM EMERGING MARKETS OPPORTUNITIES FUND

JOHCM GLOBAL EQUITY FUND

JOHCM INTERNATIONAL SMALL CAP EQUITY FUND

JOHCM ASIA EX-JAPAN

Effective: March 11, 2014

Advisers Investment Trust	The Northern Trust Company

By: Dina Tantra	By: /s/ Scott Denning
Title: President	Title: Senior Vice President